UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 16, 2015

Date of Report (Date of earliest event reported)

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3545 John Hopkins Court, Suite #250 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

858-731-8389

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 16, 2015, aTyr Pharma, Inc., or the Company, entered into a Master Services Agreement, or the MSA, with FUJIFILM Diosynth Biotechnologies U.S.A., Inc., or Fujifilm, to complete the development of the manufacturing process for, and for the production of, the active pharmaceutical ingredient for Resolaris, the Company’s first development candidate from its discovery engine. Pursuant to the MSA, Fujifilm will be engaged to provide the active ingredient for Resolaris to support future clinical trials, including potential pivotal trials.

Under the initial Scope of Work executed pursuant to the MSA, Fujifilm will conduct process optimization, scale-up and demonstration, and cGMP manufacturing of the active pharmaceutical ingredient of Resolaris, and the Company is required to pay Fujifilm based on development and production milestones up to the total payment in the mid seven figures. The Company will also pay a reservation fee which equals a percentage of production fees.

The MSA will continue until the completion of all programs unless earlier terminated by the parties. Subject to termination fees under applicable circumstances, the Company may terminate the MSA at any time by giving Fujifilm a written notice. The MSA may also be terminated by either party due to a material uncured breach by the other party.

The foregoing is a summary description of certain terms of the MSA and, by its nature, is incomplete. The Company will file the MSA as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Item 2.02	Results of Operations and Financial Condition.

On June 18, 2015, the Company announced financial results for the quarter ended March 31, 2015 in the earnings release attached hereto as Exhibit 99.1.

The information under this Item 2.02 and exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of aTyr Pharma, Inc. dated June 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATYR PHARMA, INC.

By:	/S/ Stan Blackburn
Stan Blackburn
Principal Financial and Accounting Officer

Date: June 18, 2015

INDEX TO EXHIBITS

99.1	Press release of aTyr Pharma, Inc. dated June 18, 2015.